Exhibit 99.1

NEWS RELEASE

Contact:	Investor Relations
708.483.1300 Ext 1331

TreeHouse Foods, Inc. Reports Fourth Quarter 2017 Results, Provides 2018 Guidance;

Company Announces SG&A Reduction Target of $30 Million in 2018; $55 Million Run Rate Expected at the end of 2018

HIGHLIGHTS

•	Fourth quarter 2017 loss per fully diluted share increased to $(5.40) compared to a loss of $(4.96) for the same period in 2016
•

Included in the loss were Snacks segment goodwill and intangible asset impairment charges of $549.7 million ($9.57 per fully diluted share) and the $106.8 million revaluation of deferred tax liabilities, driven by tax reform

•	Fourth quarter 2017 adjusted earnings per fully diluted share was $1.02, $(0.12) below fourth quarter 2016
•	Fourth quarter 2017 net sales decreased (4.3)% compared to the same period last year, more than explained by divestiture related decreases; excluding the divestiture, net sales increased 2.4%
•	TreeHouse provides 2018 guidance range for earnings per fully diluted share of $2.00 to $2.40
•	The Company delivered free cash flow of $320 million in 2017

Oak Brook, IL, February 15, 2018 — TreeHouse Foods, Inc. (NYSE: THS) today reported fourth quarter GAAP loss per fully diluted share of $(5.40) compared to GAAP loss of $(4.96) reported for the fourth quarter of 2016. The Company reported adjusted earnings per fully diluted share1 for the fourth quarter of $1.02 compared to adjusted earnings of $1.14 for the fourth quarter of 2016.

“Our cash flow delivery continues to be robust, and although our fourth quarter earnings were in line with our expectations, our operational results were disappointing,” said Sam K. Reed, Chairman, Chief Executive Officer, and President. “We are well positioned within the private label marketplace; however, it is imperative that we build a more effective and efficient foundation for private label customer engagement. Our infrastructure is unrivaled in our sector, and we continue to see opportunity to, over time, achieve consistent organic growth and margin expansion in parallel.”

“We are on track and committed to our TreeHouse 2020 restructuring program, whereby simplification continues to be the fundamental tenet in our recovery process. As we realign the Company to meet the demands of today’s evolving food and beverage landscape, we must narrow our strategic focus to those categories and customers that value organic growth, market segmentation, product differentiation, service capability, and economies of scale,” Mr. Reed concluded.

Matthew Foulston, Chief Financial Officer of TreeHouse, continued, “Sales growth in the quarter was solid, up 2.4% excluding the impact of the divestiture of the Soup and Infant Feeding business, and driven by favorable volume/mix and pricing. Segment direct operating income, however, was once again disappointing, and we relied on SG&A expense control and tax favorability to offset these shortfalls. That said, we are pleased to have generated strong free cash flow2 of $320 million in 2017.”

[1]

Adjusted earnings per fully diluted share is a Non-GAAP financial measure. See “Comparison of Adjusted Information to GAAP Information” below for the definition of adjusted earnings per fully diluted share, information concerning certain items affecting comparability, and a reconciliation of adjusted earnings per fully diluted share to earnings per fully diluted share, the most comparable GAAP financial measure.

[2]

Free cash flow is a Non-GAAP financial measure. See “Comparison of Adjusted Information to GAAP Information” below for the definition of free cash flow, information concerning certain items affecting comparability, and a reconciliation of free cash flow to operating cash flow, the most comparable GAAP financial measure.

The Company recorded a $549.7 million impairment of goodwill and intangible assets in the fourth quarter of 2017 related entirely to the Snacks segment. This segment did not achieve the forecasted results for the year and as a result, future revenue and profitability expectations were reduced. The Company recorded impairment losses of $276.4 million related to the Snacks segment’s goodwill, which brings the allocated goodwill balance of this segment to zero. Additionally, in the fourth quarter, the Company determined the carrying value of certain long-lived assets may not be recoverable due to the decline in forecasted future cash flows in the Snacks segment resulting in a $273.3 million impairment of the Snacks customer lists. No other segments had impairment charges.

The Company’s previously announced share repurchase program launched in the fourth quarter with repurchases totaling $28.7 million, or 0.6 million shares. The Company may continue to repurchase shares throughout 2018 in accordance with the approved plan with a total annual cap of $150 million. The extent to which the Company repurchases shares and the timing of such repurchases will depend on market conditions and other factors.

UPDATE ON TREEHOUSE 2020 AND SG&A INITIATIVE

TreeHouse 2020 is a comprehensive strategic blueprint that consists of aggressive actions to manage the Company’s category and customer portfolio and optimize its manufacturing and supply chain. It is a multi-year plan designed to improve TreeHouse’s operating margin structure by approximately 300 basis points by the end of 2020 by fully integrating its business and reducing its cost structure in order to invest in market-differentiated capabilities that will serve the rapidly evolving needs of its customers that are strategically focused and highly committed to their corporate brands.

Phase 1 of the TreeHouse 2020 restructuring program achieved the following milestones in 2017:

•	Closed the Plymouth, Indiana and Brooklyn Park, Minnesota plants;
•	19 production lines permanently shuttered; and
•	27% of SKUs eliminated, slightly ahead of the Company’s previously communicated 25% goal.

The Company outlined the following TreeHouse 2020 action steps for calendar year 2018:

•	the partial closure of Dothan, Alabama expected in the second quarter of 2018;
•	the final phase of closure of the Battle Creek, Michigan facility announced on January 31, 2018;
•	the closure of the Visalia, California facility which is targeted for closure by the end of first quarter 2019;
•	at least 15 production lines permanently shuttered; and
•	the full roll-out of the TreeHouse Management Operating System (TMOS) to 12 plants in 2018.

In addition to TreeHouse 2020, TreeHouse has completed a comprehensive review of SG&A and related expenses in partnership with a major global consulting firm to provide an independent perspective of improvement potential across all of its functions, business units, and geographies based on industry benchmarks. As such, the Company plans to reduce salaried headcount across the organization by mid-year 2018. TreeHouse expects savings in calendar 2018 to total approximately $30 million, with a run rate impact of $55 million exiting 2018.

OUTLOOK

“2018 will be a transition year,” said Mr. Reed. “Although the retail grocery landscape continues to evolve, private label absolutely continues to be the right place to be within food and beverage. It will take some time for our TreeHouse 2020 initiatives to manifest themselves in our results. However, we are well on our way to simplifying, reshaping, and optimizing our manufacturing and distribution footprint so that we can be a more efficient and effective operating company going forward.”

In 2018, the Company believes the overall food and beverage industry will further evolve, as the marketplace for customer brands continues to transform, both through traditional brick and mortar channels and through the growth of e-commerce channels. TreeHouse remains committed to growing the top line over time, improving its operating margins through the TreeHouse 2020 restructuring program and delivering strong free cash flow.

TreeHouse net sales are expected to decrease in 2018 to approximately $5.9 to $6.1 billion, driven by the sale of the Soup and Infant Feeding business in May 2017 and the Company’s planned SKU reduction initiatives. Additionally, in 2018, the Company will be lapping the adverse effects of bid pricing concessions from 2017 and cycling through business that has been lost.

Earnings before interest and taxes (“EBIT”) is expected to be between $265 to $305 million, or approximately 4.5% to 5.0% of sales, representing a decline in comparison to 2017.

Net interest expense is expected to be between $118 and $120 million and assumes a rising interest rate environment as the year progresses.

The effective tax rate is expected to decrease to a range of 25% to 26%, primarily due to tax reform.

The Company’s earnings per fully diluted share guidance is between $2.00 and $2.40 in 2018.  The Company also anticipates diluted weighted average shares outstanding will average in a range of 56 to 57 million shares in 2018, including anticipated share repurchases.

In regard to the first quarter of 2018, the Company expects earnings in the range of $0.10 to $0.20 per fully diluted share.  The expected decrease compared to the first quarter of 2017 is due to lower volumes, the timing of higher commodity and freight costs versus pricing actions that will take effect in later quarters and operational inefficiencies.

FOURTH QUARTER 2017 FINANCIAL RESULTS

Net sales for the fourth quarter of 2017 totaled $1.7 billion compared to $1.8 billion for the same period last year, a decrease of (4.3)%. The change in net sales from 2016 to 2017 was due to the following:

Three Months
(unaudited)
Volume/mix	1.7%
Pricing	0.5
Acquisition/divestiture	(6.7)
Foreign currency	0.2
Total change in net sales	(4.3)%

The change in net sales was more than explained by the divestiture of the canned soup and infant feeding business (“SIF”) which contributed (6.7)% to the year-over-year decline.  Volume/mix was favorable compared to the prior year primarily related to the Snacks, Beverages, and Condiments segments. Pricing and foreign currency were also slightly favorable.  On a comparable basis, excluding the SIF business and an extra week of Private Brands in 2016, the Company reported sales growth of 2.4%.

Gross profit as a percentage of net sales was 15.3% in the fourth quarter of 2017, compared to 19.7% in the fourth quarter of 2016. Included in cost of sales was $32.8 million related to restructuring and margin improvement activities in the fourth quarter of 2017 compared to $4.0 million in the prior year. These transactions lowered gross profit as a percentage of net sales by 2.0% in the fourth quarter of 2017 and 0.2% in the fourth quarter of 2016. The remaining 2.6% decrease in gross profit as a percentage of net sales was primarily due to higher commodity costs (primarily cashews, almonds, durum, dairy, and soybean oil), higher operating costs, and unfavorable mix, partially offset by a reduction in variable incentive compensation and depreciation.

Operating expenses increased $178.8 million, or 30.1%, in the fourth quarter of 2017 compared to the fourth quarter of 2016. Included in operating expenses in the fourth quarter of 2017 was $569.7 million related to impairment of goodwill and other intangible assets; acquisition, integration, divestiture, and related costs; debt refinancing costs; and restructuring and margin improvement activities in the fourth quarter of 2017. Impairment of goodwill and other intangible assets; acquisition, integration, divestiture, and related costs; and restructuring and margin improvement activities totaled $365.8 million in the fourth quarter of 2016. This increase of $203.9 million more than explains the overall increase in operating expenses year-over-year. Excluding these charges, operating expenses decreased $25.1 million in the fourth quarter of 2017 compared to 2016. This decline was primarily related to cost savings, lower variable incentive compensation of $6.4 million, and lower stock compensation expense of $2.3 million.

Total other expenses, which includes interest expense, interest income, gain on foreign currency exchange, and other income, net increased $5.3 million compared to the fourth quarter of 2016 primarily due to lower gains from hedging activities and $3.3 million of debt refinancing cost included in the fourth quarter of 2017, partially offset by favorable fluctuations between the U.S. and Canadian dollar during the respective periods.

Income tax expense (benefit) of $(229.4) million was recorded in the fourth quarter of 2017. The Company’s fourth quarter 2017 effective income tax rate was 42.6% compared to (6.2%) in the prior year’s fourth quarter.  The change in the rate year-over-year is primarily due to the impairment of goodwill that is not deductible for tax purposes, the benefit related to the recognition of foreign tax credits, and a one-time benefit due to the enactment of the Tax Cuts and Jobs Act.  Excluding the impact of non-recurring items, the fourth quarter effective tax rate would have been 8.2%.  Our effective tax rate may change from period to period based on recurring and non-recurring factors including the jurisdictional mix of earnings, enacted tax legislation, state income taxes, settlement of tax audits, and the expiration of the statute of limitations in relation to unrecognized tax benefits.

Net loss for the fourth quarter of 2017 was $(309.0) million, compared to a net loss of $(281.8) million for the same period of the previous year. Adjusted EBITDAS3 was $162.7 million in the fourth quarter of 2017, a (22.6)% decrease compared to the fourth quarter of 2016. The decrease in adjusted EBITDAS was primarily due to higher commodity costs, higher operating costs, and unfavorable mix, partially offset by a reduction in variable incentive compensation, stock comp, and cost savings.

The Company’s fourth quarter 2017 results included ten items noted below that, in management’s judgment, affect the assessment of earnings.

RECONCILIATION OF DILUTED LOSS PER SHARE TO ADJUSTED DILUTED EARNINGS PER SHARE

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Diluted loss per share per GAAP	$(5.40)	$(4.96)	$(5.01)	$(4.10)
Impairment of goodwill and other intangible assets	9.57	6.19	9.55	6.30
Acquisition, integration, divestiture, and related costs	0.05	0.17	1.76	1.06
Restructuring and margin improvement activities	0.84	0.14	1.52	0.37
Debt refinancing	0.09	—	0.09	—
Mark-to-market adjustments	(0.05)	(0.18)	(0.04)	(0.25)
Foreign currency loss (gain) on re-measurement of intercompany notes	0.03	0.04	(0.10)	(0.05)
Product recall (reimbursement) costs	—	—	(0.15)	0.28
Tax reform	(1.86)	—	(1.86)	—
Taxes on adjusting items	(2.26)	(0.26)	(2.99)	(0.66)
Add back of dilutive equity awards (1)	0.01	—	0.04	—
Adjusted diluted EPS	$1.02	$1.14	$2.81	$2.95

(1) - As reported results reflect a loss, therefore, all equity awards were considered antidilutive and excluded from the EPS calculation.  However, adjusted amounts reflect net income, therefore, equity awards were not considered antidilutive.  As a result, an adjustment is required to reflect total dilutive shares of 57.4 million compared to basic shares of 57.2 million for the three months ended December 31, 2017 and total dilutive shares of 57.6 million compared to basic shares of 57.1 million for the twelve months ended December 31, 2017.

[3] Adjusted EBITDAS is a Non-GAAP financial measure. See” Comparison of Adjusted Information to GAAP Information” below for the definition of Adjusted EBITDAS, information concerning certain items affecting comparability, and a reconciliation of Adjusted EBITDAS to net loss, the most comparable GAAP measure.

SEGMENT RESULTS

Baked Goods

Segment Metrics

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net sales	$387.3	$416.4	$1,403.9	$1,288.2
Direct operating income	54.2	65.0	175.5	162.4
Direct operating income percent	14.0%	15.6%	12.5%	12.6%

Change in Net Sales from Prior Year

Volume/mix	0.0%	0.8%
Pricing	(0.4)	(0.6)
Acquisition/divestiture	(6.7)	8.7
Foreign currency	0.1	0.1
Total change in net sales	(7.0)%	9.0%

The change in net sales in the Baked Goods segment in the fourth quarter of 2017 compared to the fourth quarter of 2016 was primarily due to favorable volume/mix from an additional week of Private Brands Business in 2016 and unfavorable pricing from competitive pressure. The change in direct operating income margin in the fourth quarter of 2017 compared to the fourth quarter of 2016 was primarily due to higher operating costs, an additional week of Private Brands Business in 2016, partially offset by lower selling, general, and administrative expenses.

Beverages

Segment Metrics

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net sales	$314.3	$300.3	$1,073.4	$973.0
Direct operating income	56.2	69.1	226.9	244.7
Direct operating income percent	17.9%	23.0%	21.1%	25.1%

Change in Net Sales from Prior Year

Volume/mix	5.8%	12.1%
Pricing	(1.1)	(1.5)
Acquisition/divestiture	—	(0.3)
Total change in net sales	4.7%	10.3%

The change in net sales in the Beverages segment in the fourth quarter of 2017 compared to the fourth quarter of 2016 was primarily due to favorable volume/mix from increased distribution, principally in the single serve beverages and broth categories, partially offset by unfavorable pricing from competitive pressure. The change in direct operating income margin in the fourth quarter of 2017 compared to the fourth quarter of 2016 was primarily due to higher operating costs (primarily freight), unfavorable commodity costs (oils), and lower pricing, partially offset by lower selling, general, and administrative expenses.

Condiments

Segment Metrics

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net sales	$311.8	$299.1	$1,300.6	$1,258.1
Direct operating income	34.4	39.1	136.5	154.1
Direct operating income percent	11.0%	13.1%	10.5%	12.2%

Change in Net Sales from Prior Year

Volume/mix	2.4%	1.1%
Pricing	1.0	0.4
Acquisition/divestiture	—	1.6
Foreign currency	0.8	0.3
Total change in net sales	4.2%	3.4%

The change in net sales in the Condiments segment in the fourth quarter of 2017 compared to the fourth quarter of 2016 was primarily due to favorable volume/mix from increased distribution, predominantly in the pickles, dressings, and cheese categories, favorable pricing, and favorable foreign currency exchange rates. The change in direct operating income margin in the fourth quarter of 2017 compared to the fourth quarter of 2016 was primarily due to higher operating costs, the non-repeat of a one-time rebate in the fourth quarter of 2016, and higher commodity costs (primarily soybean oil).

Meals

Segment Metrics

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net sales	$292.2	$397.9	$1,189.2	$1,335.2
Direct operating income	37.4	48.2	137.3	137.1
Direct operating income percent	12.8%	12.1%	11.5%	10.3%

Change in Net Sales from Prior Year

Volume/mix	(6.5)%	(3.8)%
Pricing	(0.4)	(1.0)
Acquisition/divestiture	(19.7)	(6.1)
Total change in net sales	(26.6)%	(10.9)%

The change in net sales in the Meals segment in the fourth quarter of 2017 compared to the fourth quarter of 2016 was mostly explained by the divestiture of the SIF business and an additional week of Private Brands Business in the fourth quarter of 2016, unfavorable volume/mix from competitive pressure (principally in the ready-to-eat cereal category), and unfavorable pricing from competitive pressure. The change in direct operating income margin in the fourth quarter of 2017 compared to the fourth quarter of 2016 was primarily due to the divestiture of the low margin SIF business and favorable depreciation, partially offset by higher commodity costs (primarily in durum and oats).

Snacks

Segment Metrics

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(unaudited)		(unaudited)
Net sales	$394.3	$363.0	$1,334.5	$1,330.5
Direct operating income	1.1	18.9	25.5	66.2
Direct operating income percent	0.3%	5.2%	1.9%	5.0%

Change in Net Sales from Prior Year

Volume/mix	9.0%	(4.3)%
Pricing	3.2	2.0
Acquisition/divestiture	(3.6)	2.6
Total change in net sales	8.6%	0.3%

The change in net sales in the Snacks segment in the fourth quarter of 2017 compared to the fourth quarter of 2016 was primarily due to favorable volume/mix from distribution gains and favorable pricing from commodity-based price increases, partially offset by an additional week of Private Brands Business in the fourth quarter of 2016. The change in direct operating income margin in the fourth quarter of 2017 compared to the fourth quarter of 2016 was primarily due to higher commodity costs (predominantly in cashews) not fully offset by pricing, and unfavorable mix, partially offset by lower selling, general, and administrative expenses.

COMPARISON OF ADJUSTED INFORMATION TO GAAP INFORMATION

The Company has included in this release measures of financial performance that are not defined by GAAP (“Non-GAAP”). A Non-GAAP financial measure is a numerical measure of financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the Company’s Consolidated Balance Sheets, Consolidated Statements of Operations, Consolidated Statements of Comprehensive Income, Consolidated Statements of Stockholders Equity, and the Consolidated Statements of Cash Flows. The Company believes these measures provide useful information to the users of the financial statements as we also have included these measures in other communications and publications.

For each of these Non-GAAP financial measures, the Company provides a reconciliation between the Non-GAAP measure and the most directly comparable GAAP measure, an explanation of why management believes the Non-GAAP measure provides useful information to financial statement users, and any additional purposes for which management uses the Non-GAAP measure. This Non-GAAP financial information is provided as additional information for the financial statement users and is not in accordance with, or an alternative to, GAAP. These Non-GAAP measures may be different from similar measures used by other companies.

Adjusted Earnings Per Fully Diluted Share, Adjusting for Certain Items Affecting Comparability

Adjusted earnings per fully diluted share (“Adjusted Diluted EPS”) reflects adjustments to GAAP loss per fully diluted share to identify items that, in management’s judgment, significantly affect the assessment of earnings results between periods. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. This measure is also used as a component of the Board of Director’s measurement of the Company’s performance for incentive compensation purposes. As the Company cannot predict the timing and amount of charges that include, but are not limited to, items such as acquisition, integration, divestiture, and related costs, mark-to-market adjustments on derivative contracts, and foreign currency exchange impact on the re-measurement of intercompany notes, management does not consider these costs when evaluating the Company’s performance, when making decisions regarding the allocation of resources, in determining incentive compensation, or in determining earnings estimates. The reconciliation of adjusted diluted EPS, excluding certain items affecting comparability, to the relevant GAAP measure of diluted EPS as presented in the Consolidated Statements of Operations, is presented above.

Adjusted Net Income, Adjusted EBIT, and Adjusted EBITDAS, Adjusting for Certain Items Affecting Comparability

Adjusted net income represents GAAP net loss as reported in the Consolidated Statements of Operations adjusted for items that, in management’s judgment, significantly affect the assessment of earnings results between periods as outlined in the adjusted diluted EPS section above. This information is provided in order to allow investors to make meaningful comparisons of the Company’s earnings performance between periods and to view the Company’s business from the same perspective as Company management. This measure is also used as a component of the Board of Director’s measurement of the Company’s performance for incentive compensation purposes and is the basis of calculating the adjusted diluted EPS metric outlined above.

Adjusted EBIT represents adjusted net income before interest expense, interest income, and income tax expense. Adjusted EBITDAS represents adjusted EBIT before depreciation expense, amortization expense, and non-cash stock-based compensation expense. Adjusted EBIT and adjusted EBITDAS are performance measures commonly used by management to assess operating performance, and the Company believes they are commonly reported and widely used by investors and other interested parties as a measure of a company’s operating performance between periods.

A full reconciliation between the relevant GAAP measure of reported net loss for the three and twelve month periods ended December 31, 2017 and 2016 calculated according to GAAP, adjusted net income, adjusted EBIT, and adjusted EBITDAS is presented in the attached tables. Given the inherent uncertainty regarding adjusted items in any future period, a reconciliation of forward-looking financial measures to the most directly comparable GAAP measure is not feasible.

Free Cash Flow

In addition to measuring the Company’s cash flow generation and usage based upon the operating, investing, and financing classifications included in the Consolidated Statements of Cash Flows, we also measure free cash flow which represents net cash provided by operating activities less capital expenditures. The Company believes free cash flow is an important measure of operating performance because it provides management and investors a measure of cash generated from operations that is available for mandatory payment obligations and investment opportunities such as funding acquisitions, repaying debt, and repurchasing our common stock. A reconciliation between the relevant GAAP measure of cash provided by operating activities for the year ended December 31, 2017 calculated according to GAAP and free cash flow is presented in the attached tables.

Conference Call Webcast

A webcast to discuss the Company’s fourth quarter earnings and its outlook will be held at 9:00 a.m. (Eastern Time) today. The live audio webcast and a supporting slide deck will be available on the Company’s website at http://www.treehousefoods.com/investor-relations.

ABOUT TREEHOUSE FOODS

TreeHouse Foods, Inc. is a manufacturer of packaged foods and beverages with over 40 manufacturing facilities across the United States, Canada and Italy that focuses primarily on private label products for both retail grocery and food away from home customers. We manufacture shelf stable, refrigerated, frozen and fresh products, including beverages and beverage enhancers (single serve beverages, coffees, teas, creamers, powdered beverages and smoothies); meals (cereal, pasta, macaroni and cheese and side dishes); retail bakery (refrigerated and frozen dough, cookies and crackers); condiments (pourable and spoonable dressing, dips, pickles, and sauces) and healthy snacks (nuts, trail mix, bars, dried fruits and vegetables). We have a comprehensive offering of packaging formats and flavor profiles, and we also offer natural, organic and preservative free ingredients in many categories. Our strategy is to be the leading supplier of private label food and beverage products by providing the best balance of quality and cost to our customers.

Additional information, including TreeHouse’s most recent statements on Forms 10-Q and 10-K, may be found at TreeHouse’s website, http://www.treehousefoods.com.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements and other information are based on our beliefs, as well as assumptions made by us, using information currently available. The words “anticipate,” “believe,” “estimate,” “project,” “expect,” “intend,” “plan,” “should,” and similar expressions, as they relate to us, are intended to identify forward-looking statements. Such statements reflect our current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, or intended. We do not intend to update these forward-looking statements following the date of this press release.

Such forward-looking statements, because they relate to future events, are by their very nature subject to many important factors that could cause actual results to differ materially from those contemplated by the forward-looking statements contained in this press release and other public statements we make. Such factors include, but are not limited to: the success of our TreeHouse 2020 restructuring and margin improvement plan, our level of indebtedness and related obligations; disruptions in the financial markets; interest rates; changes in foreign currency exchange rates; customer concentration and consolidation; raw material and commodity costs; competition; integration of the Private Brands acquisition and our ability to continue to make acquisitions in accordance with our business strategy or effectively manage the growth from acquisitions; changes and developments affecting our industry, including customer preferences; the outcome of litigation and regulatory proceedings to which we may be a party; product recalls; changes in laws and regulations applicable to us; our ability to attract, hire, and retain key employees; disruptions in or failures of our information technology systems; labor strikes or work stoppages; and other risks that are set forth in the Risk Factors section, the Legal Proceedings section, the Management’s Discussion and Analysis of Financial Condition and Results of Operations section, and other sections of our Annual Report on Form 10-K for the year ended December 31, 2016, and from time to time in our filings with the Securities and Exchange Commission. You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made when evaluating the information presented in this press release. TreeHouse expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein, to reflect any change in its expectations with regard thereto, or any other change in events, conditions or circumstances on which any statement is based.

FINANCIAL INFORMATION

TREEHOUSE FOODS, INC.

CONSOLIDATED BALANCE SHEET

(In millions, except per share data)

	December 31,	December 31,
	2017	2016
	(in millions, except per share data)
ASSETS
Current assets:
Cash and cash equivalents	$132.8	$62.1
Investments	14.1	10.4
Receivables, net of allowance for doubtful accounts of $0.6 and $0.9	329.8	429.0
Inventories, net	918.3	978.0
Assets held for sale	—	3.6
Prepaid expenses and other current assets	89.7	77.6
Total current assets	1,484.7	1,560.7
Property, plant, and equipment, net	1,294.4	1,359.3
Goodwill	2,182.0	2,447.2
Intangible assets, net	773.0	1,137.6
Other assets, net	45.2	41.0
Total assets	$5,779.3	$6,545.8
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses	$589.7	$626.8
Current portion of long-term debt	10.1	66.4
Total current liabilities	599.8	693.2
Long-term debt	2,535.7	2,724.8
Deferred income taxes	178.4	422.2
Other long-term liabilities	202.1	202.3
Total liabilities	3,516.0	4,042.5
Commitments and contingencies (Note 15)
Stockholders’ equity:
Preferred stock, par value $0.01 per share, 10.0 shares authorized, none issued	—	—
Common stock, par value $0.01 per share, 90.0 shares authorized, 56.5 and 56.8 shares issued and outstanding, respectively	0.6	0.6
Treasury stock	(28.7)	0.0
Additional paid-in capital	2,107.0	2,071.9
Retained earnings	245.9	532.1
Accumulated other comprehensive income (loss)	(61.5)	(101.3)
Total stockholders’ equity	2,263.3	2,503.3
Total liabilities and stockholders’ equity	$5,779.3	$6,545.8

TREEHOUSE FOODS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)
Net sales	$1,699.9	$1,776.7	$6,307.1	$6,175.1
Cost of sales	1,439.3	1,427.2	5,223.1	5,049.7
Gross profit	260.6	349.5	1,084.0	1,125.4
Operating expenses:
Selling and distribution	107.3	112.8	402.3	404.8
General and administrative	71.1	96.0	300.4	340.6
Amortization expense	28.3	28.9	114.1	109.9
Impairment of goodwill and other intangible assets	549.7	352.2	549.7	352.2
Other operating expense, net	16.8	4.5	128.7	14.7
Total operating expenses	773.2	594.4	1,495.2	1,222.2
Operating loss	(512.6)	(244.9)	(411.2)	(96.8)
Other expense (income):
Interest expense	33.9	31.2	126.8	119.2
Interest income	(0.8)	(0.6)	(4.3)	(4.2)
(Gain) loss on foreign currency exchange	(2.2)	0.3	(5.0)	(5.6)
Other income, net	(5.1)	(10.4)	(4.1)	(10.8)
Total other expense	25.8	20.5	113.4	98.6
Loss before income taxes	(538.4)	(265.4)	(524.6)	(195.4)
Income taxes	(229.4)	16.4	(238.4)	33.2
Net loss	$(309.0)	$(281.8)	$(286.2)	$(228.6)

Net loss per basic share	$(5.40)	$(4.96)	$(5.01)	$(4.10)
Net loss per diluted share	$(5.40)	$(4.96)	$(5.01)	$(4.10)

Weighted average shares -- basic	57.2	56.8	57.1	55.7
Weighted average shares -- diluted	57.2	56.8	57.1	55.7

Supplemental Information:
Depreciation and amortization	$74.4	$80.1	$287.6	$288.3
Stock-based compensation expense, before tax	4.8	7.1	30.0	29.9

The following table reconciles the Company’s net loss to adjusted net income, adjusted EBIT, and adjusted EBITDAS for the three and twelve months ended December 31, 2017 and 2016:

TREEHOUSE FOODS, INC.

RECONCILIATION OF NET LOSS TO ADJUSTED NET INCOME,

ADJUSTED EBIT, AND ADJUSTED EBITDAS

(In millions)

		Three Months Ended December 31,		Twelve Months Ended December 31,
		2017	2016	2017	2016
		(unaudited in millions)
Net loss per GAAP		$(309.0)	$(281.8)	$(286.2)	$(228.6)
Impairment of goodwill and other intangible assets	(1)	549.7	352.2	549.7	352.2
Acquisition, integration, divesture, and related costs	(2)	2.9	9.5	101.4	60.1
Restructuring and margin improvement activities	(3)	48.2	8.1	87.7	21.0
Debt refinancing	(4)	5.0	0.0	5.0	—
Mark-to-market adjustments	(5)	(2.9)	(10.2)	(2.3)	(14.1)
Foreign currency loss (gain) on re-measurement of intercompany notes	(6)	1.7	2.2	(5.9)	(3.0)
Product recall (reimbursement) cost	(7)	—	0.3	(8.4)	15.6
Tax reform	(8)	(106.8)	—	(106.8)	—
Less: Taxes on adjusting items		(130.3)	(14.8)	(172.3)	(37.0)
Adjusted net income		$58.5	$65.5	$161.9	$166.2
Interest expense (excluding debt refinancing)		30.6	31.2	123.5	119.2
Interest income		(0.8)	(0.6)	(4.3)	(4.2)
Income taxes (excluding tax reform)		(125.0)	16.4	(134.0)	33.2
Add: Taxes on adjusting items		130.3	14.8	172.3	37.0
Adjusted EBIT		$93.6	$127.3	$319.4	$351.4
Depreciation and amortization	(9)	64.4	75.9	264.0	279.3
Stock-based compensation expense	(10)	4.7	7.1	29.9	29.3
Adjusted EBITDAS		$162.7	$210.3	$613.3	$660.0

		Location in Condensed	Three Months Ended December 31,		Twelve Months Ended December 31,
		Consolidated Statements of Operations	2017	2016	2017	2016
			(unaudited in millions)
(1)	Impairment of goodwill and other intangible assets	Impairment of goodwill and other intangible assets	$549.7	$352.2	$549.7	$352.2
(2)	Acquisition, integration, divestiture, and related costs	General and administrative	1.4	9.5	14.1	51.5
		Other operating expense	1.5	—	87.3	—
		Other income, net	—	—	—	0.2
		Cost of sales	—	—	—	8.4
(3)	Restructuring and margin improvement activities	Other operating expense	15.4	4.1	41.4	13.1
		Cost of sales	32.8	4.0	46.3	7.9
(4)	Debt refinancing	General and administrative	1.7	—	1.7	—
		Interest expense	3.3	—	3.3	—
(5)	Mark-to-market adjustments	Other income, net	(2.9)	(10.2)	(2.3)	(14.1)
(6)	Foreign currency loss (gain) on re-measurement of intercompany notes	(Gain) loss on foreign currency exchange	1.7	2.2	(5.9)	(3.0)
(7)	Product recall (reimbursement) costs	Net sales	—	0.1	(5.4)	9.9
		Cost of sales	—	0.2	(3.0)	5.7
(8)	Tax reform	Income taxes	(104.4)	—	(104.4)	—
		Other income, net	(2.4)	—	(2.4)	—
(9)	Depreciation and amortization included as an adjusting item	Cost of sales	10.0	4.2	23.3	9.0
		General and administrative	—	—	0.3	—
(10)	Stock-based compensation expense included in acquisition, integration, divestiture, and related costs	General and administrative	0.1	—	0.1	0.6

TREEHOUSE FOODS, INC.

CASH FLOW KEY METRICS

(In millions)

	Year Ended December 31,
	2017	2016	2015
	(in millions)
Net Cash Flows Provided By (Used In):
Operating activities	$506.0	$478.6	$290.6
Investing activities	(159.8)	(2,831.3)	(86.3)
Financing activities	(278.3)	2,377.7	(213.9)

TREEHOUSE FOODS, INC.

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

(In millions)

	December 31,
	2017	2016	2015
	(In millions)
Cash flow provided by operating activities	$506.0	$478.6	$290.6
Less: Capital expenditures	(185.8)	(187.0)	(86.1)
Free cash flow	$320.2	$291.6	$204.5